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                                                                    EXHIBIT 4.11



                    [SCHNEIDER SECURITIES, INC. LETTERHEAD]



              FINANCIAL CONSULTING AND INVESTMENT BANKING AGREEMENT


         THIS AGREEMENT is made as of January 11, 2001 by and between ELITE LOGISTICS, INC., an Idaho corporation having its principal office at 1201 North Ave. H, Freeport, TX, 77541 (the "Company"), and SCHNEIDER SECURITIES, INC., a Colorado corporation having an office at 1120 Lincoln Street, Suite 900, Denver, Colorado 80203 ("SSI").

         In consideration of the mutual premises contained herein and on the terms and conditions hereinafter set forth, the Company and SSI agree as follows:


1. PROVISION OF SERVICES. The Company hereby retains SSI to perform non-exclusive consulting services related to corporate finance and investment banking matters, and SSI hereby accepts such retention and shall undertake all reasonable efforts to perform for the Company the duties described herein. In this regard, SSI shall devote such time and attention to the business of the Company as shall be determined by SSI, in its sole discretion.

         (a) SSI agrees, to the extent reasonably required in the conduct of the business of the Company, and at the Company's written request to SSI's Senior Vice President of Corporate Finance (or such other person designated by SSI), to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including the following:

                  (i) advice with regard to stockholder relations and public relations matters, and

                  (ii) evaluation of financial matters and assistance in financial arrangements and investment banking transactions, including assistance and advice with regard to maximization of shareholder value and merger and acquisition candidates.


         (b) At SSI's request, the Company will provide "due diligence" presentations to Registered Representatives of SSI and other brokerage firms. SSI agrees to use reasonable efforts to arrange such meetings.

         (c) Notwithstanding the foregoing, SSI shall provide general services to the Company in connection with mergers, acquisitions, consolidations, joint ventures, divestitures and similar corporate finance transactions; however, subject to paragraph 3(d) below, for each such specific transaction or transactions, SSI and the Company will formalize their arrangement in a separate agreement at the time specific service is provided.

         (d) SSI shall use reasonable efforts in furnishing advice recommendations, and for this purpose SSI shall at all times maintain or keep and make available qualified personnel or a network of qualified outside professionals for the performance of its obligations under this Agreement, at its sole expense. To the extent reasonably practicable, SSI shall so use its own personnel rather than outside professionals.



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         (e) The Company shall use reasonable efforts to invite a representative appointed by SSI to attend and participate in at least one meeting of its Board of Directors for every year that this Agreement is in effect. The Company shall provide notice of such meeting each year to SSI at least two (2) weeks prior to the date that the meeting is scheduled to occur. SSI will use its reasonable efforts to attend any other meetings of the Company's Board of Directors to which the Company requests SSI's attendance. Any expenses incurred by SSI in attending such meetings shall be borne by the Company.

2. TERM. Unless otherwise provided for in this Agreement, SSI's retention hereunder shall be for a term of two (2) years, commencing on the date of this Agreement and expiring on the second anniversary date of this Agreement (the "Termination Date"). Except as provided for in paragraph 8 below, SSI may not terminate this Agreement without the written consent of the Company prior to the Termination Date. In the event that the Company desires to terminate this Agreement prior to the Termination Date, it shall provide SSI with at least sixty (60) days prior written notice of its intention to terminate this Agreement and this Agreement shall so terminate following the expiration of this sixty (60) day period; without any further responsibility for either party; provided, however, that SSI shall be entitled to receive all compensation, including any unpaid cash compensation and all vested Warrants (as set forth below), and un-reimbursed expenses, if any, outstanding as of the Termination Date.

3. COMPENSATION. In consideration for the services provided by SSI hereunder, the Company shall:

         (a) pay to SSI the sum of $41,000 as follows: $5,000 payable upon the execution of this Agreement, an additional $4,500 on April 1, 2001, and $4,500 on the first day of each and every calendar quarter thereafter, with the last payment due January 1, 2003.

         (b) [Intentionally Omitted]; and

         (c) issue to SSI a warrant (the "Warrant") to purchase up to 100,000 shares of the common stock of the Company (the "Underlying Common Stock") on the following terms: 50,000 shares (the "First Tranche") at a per share price of $2.50 (the "Strike Price"), and 50,000 shares (the "Second Tranche") at a Strike Price of $4.50 per share. The Warrant shall "vest" in favor of SSI in accordance with the Vesting Schedule attached hereto as Schedule A. Notwithstanding the foregoing, the Warrant shall immediately and completely vest, in favor of SSI, and shall become immediately exercisable, in the event of the sale of the Company (or substantially all of the assets thereof) or the acquisition (or merger) transaction of the Company by or into another entity. The Warrant shall be issued to SSI in the form of a warrant agreement (the "Warrant Agreement"), which shall be in form and content satisfactory to SSI. The Warrant Agreement shall provide for, among other provisions, the above terms and the following:

                  (i) that SSI may exercise the Warrant at any time after the first anniversary date of the Warrant Agreement. The Warrant shall expire five
(5) years from the date that the Warrant Agreement is issued.

                  (ii) anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of the Company's assets, except for sale of stock pursuant to the Company's Stock Option Plan(s).

                  (iii) that, in lieu of any cash payment required by SSI in connection with the exercise of the Warrant, the holder(s) of the Warrant shall have the right at any time and from time to time, to exercise the Warrant in full or in part by surrendering the Warrant Agreement as payment of



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the aggregated Strike Price. The number of shares of Underlying Common Stock to be issued upon exercise shall be determined by multiplying the number of the shares of common stock within the Warrant to be exercised by an amount equal to the market price per share less the Strike Price, and then dividing the product thereof by the market price per share. Solely for the purposes of this paragraph, market price shall be calculated as the average of the closing prices for each of the five (5) trading days preceding the date notice is given that the holder(s) intend(s) to exercise the Warrant.

                  (iv) that the Company shall reserve, and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Warrant. Furthermore, the Company shall accept, and shall so instruct its transfer agent to accept, an appropriate Rule 144 opinion letter from any qualified securities attorney representing SSI or any of its employees or agents that are holders of the Warrant.

                  (v) that the Company shall, subject to the conditions listed below, grant "piggy back" registration rights to include the shares of the Underlying Common Stock in any registration statement (except for Form S-4 or S-8 filings, or any equivalent thereto) filed by the Company under the Securities Act of 1933 relating to an underwriting of the sale of shares of common stock or other security of the Company, subject to customary and reasonable underwriter imposed lock-up requirements. In the event that the Company grants registration rights to any other stockholder, which stockholder became a stockholder as a result of the efforts of SSI), on terms and conditions that SSI deems to be more favorable than those granted hereunder, the Company shall grant the same rights to SSI. Furthermore, in the event that the Company grants registration rights to any other stockholder, the Company shall issue written notice thereof to SSI at least 10 business days prior to the date that the Company files any such registration statement.

         (d) pay to SSI, an amount equal to the following percentages of the consideration paid by or to the Company in connection with such transaction, if, within two years from the date of this Agreement, the Company enters into any agreement or understanding with any person or entity introduced by SSI involving
(i) the sale of all or substantially all of the assets and properties of the Company, (ii) the merger or consolidation of the Company (other than a merger or consolidation effected for the purpose of changing the Company's domicile) (iii) the acquisition by the Company of the assets or stock of another business entity, which agreement or understanding is consummated during such two year period or within one year of the expiration of such two year period or (iv) any financing transactions done with The Company involving entities introduced to The Company by SSI:

                  (i) 5% of the first $1,000,000 or portion thereof, of such consideration;

                  (ii) 4% of the second $1,000,000 or portion thereof, of such consideration;

                  (iii) 3% of the third $1,000,000 or portion thereof, of such consideration;

                  (iv) 2% of the fourth $1,000,000 or portion thereof, of such consideration; and

                  (v) 1% of the remaining consideration in excess of the first $4,000,000 of such consideration.

Unless otherwise agreed, in writing by SSI, the above amount shall be payable to SSI in cash, upon closing or consummation of any such transaction. It is understood that this provision is not exclusive and that SSI shall not be entitled to the foregoing amounts unless it participates in the introduction, or is otherwise engaged by the Company to structure, facilitate or negotiate any such transaction.


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4. REPRESENTATIONS AND WARRANTIES OF SSI. SSI represents and warrants that:

         (a) it is a securities broker-dealer duly licensed and registered pursuant to federal and state securities laws rules and regulations;

         (b) it has the authority and ability to provide the services contemplated in this Agreement; and

         (c) it is a member in good standing with the NASD and is in good standing with all states within which it is registered to conduct securities business.

5. INDEMNIFICATION. The Company agree to indemnify and hold harmless SSI and its affiliates, the respective directors, officers, partners, agents and employees and each other person, if any, controlling SSI or any of its affiliates (collectively the "SSI Parties") from all losses, claims, damages, liabilities and expenses incurred by them (including attorney's fees and disbursements) that result from any "material" violations of securities laws or rules by the Company or any untrue statements made or any statements omitted to be made by the Company, its agents and employees, in connection with securities related matters. SSI will indemnify and hold harmless the Company and the respective directors, officers, agents and employees of the Company (the "Company Parties") from and against all losses, claims, damages, liabilities and expenses that result from malfeasance, or gross negligence in the performance of SSI's duties hereunder. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or SSI as applicable, of any loss, claim, damage or expense for which the Company or SSI as applicable, may become liable pursuant to this Section 5. Neither party shall pay, settle or acknowledge liability under any such claim without the written consent of the party liable for indemnification, and shall permit the Company or SSI as applicable a reasonable opportunity to cure any underlying problem or to mitigate damages. The scope of this indemnification between SSI and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant only to this Agreement.

The Company or SSI, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification within fifteen (15) days of notice of the claim.

6. STATUS OF SSI. SSI shall at all times be an independent contractor of the Company and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company or bind it to any agreements.

7. OTHER ACTIVITIES OF SSI. The Company recognizes that SSI now renders and may continue to render financial consulting, management, investment banking and other services to other companies that may or may not conduct business and activities similar to those of the Company. SSI shall be free to render such advice and other services and the Company hereby consents thereto. SSI shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes, in its sole discretion.

8. COVENANTS OF THE COMPANY. The Company covenants, promises and agrees that:


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         (a) during the term of this Agreement, the Company shall provide SSI at least thirty (30) days prior written notice of the proposed sale of any securities of the Company in a "Regulation S" or "Regulation D" offering. Such notice shall specify the type of securities to be offered, the purchase price thereof, the terms and conditions of the offering and the proposed offering date. SSI shall be entitled to immediately terminate this Agreement and retain all of the compensation due to date, including all vested and non-vested Warrants, set forth herein without offset and with no further liability to the Company, in the event that, during the term of this Agreement, the Company completes a sale of its securities pursuant to a Regulation D or S offering, without providing such notice to SSI.

         (b) it shall immediately notify SSI in the event that it is de-listed from the NASDAQ OTC:BB Market.

         (c) during the term of this Agreement, the Company shall furnish SSI with copies of its annual, quarterly and proxy filings with the SEC, immediately upon the Company's filing thereof.

9. COVENANTS OF SSI. SSI will comply with all applicable requirements of the Securities Act, the Exchange Act, any applicable state securities or Blue Sky laws and all NASD conduct rules or other laws, with respect to SSI's obligation under this agreement.

10. CONTROL. Nothing contained herein shall be deemed to require the Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the affairs of the Company.

11. PUBLIC DISCLOSURE REQUIREMENT. Within thirty (30) business days of the final execution of this Agreement, the Company shall cause the release of a public announcement which sets forth, in pertinent part, a description of this Agreement, including without limitation, the name of SSI, the nature of the services to be provided hereunder by SSI and the compensation paid to it in connection herewith. At least three (3) business days prior to the dissemination of any such public announcement or filing containing the above required description, the Company shall submit to SSI, for its review and comment, the proposed public announcement or description. SSI shall thereafter have three (3) business days within which to submit its editions or amendments to the public announcement and/or description for inclusion therein, which editions and amendments shall be incorporated in the final version disseminated by the Company, unless, in the reasonable judgment of counsel to the Company, such editions or amendments cannot be incorporated.

12. NOTICES. Any notices hereunder shall be sent to the Company and SSI at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by the parties.


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14. JURISDICTION AND VENUE. This Agreement has been made in the State of
Colorado and shall be governed by and construed in accordance with the laws thereof without regard to principles of conflict of laws. Any proceeding commenced by SSI to enforce or interpret any provision of this Agreement may be brought in the City and County of Denver, Colorado. The Company hereby submits to the jurisdiction of the courts of the State of Colorado, including the federal courts, for such purposes.

15. NO ASSIGNMENT. Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. NON-COMPLIANCE. If any provision of this Agreement conflicts with any law, rule or regulation of any federal, state or self-regulatory organization, including the Securities and Exchange Commission, the blue-sky laws of any state, the National Association of Securities Dealers, Inc., or any other governmental authority having jurisdiction over the activities or services described herein, then in that event, the Company and SSI shall amend this Agreement to bring any affected provision into compliance with such regulations.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SCHNEIDER SECURITIES, INC.                     ELITE LOGISTICS, INC.

/s/  THOMAS J. O' ROURKE                        /s/  JOSEPH D. SMITH
------------------------                       ------------------------
By:  Thomas J. O' Rourke                       By:   Joseph D. Smith
Its: President                                 Its:  President and CEO


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                                   SCHEDULE A
                            WARRANT VESTING SCHEDULE


          Date:                           Underlying Common Shares Vesting
          -----                           --------------------------------
          December 1, 2000                50,000 of the First Tranche

          June 1,2001                     50,000 of the Second Tranche